UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event report) October 18, 2005
FIRST SECURITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky	000-49781	61-1364206
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

318 EAST MAIN STREET
LEXINGTON, KENTUCKY 40507
(Address of principal executive offices)

Registrant’s telephone number, including area code: (859) 367-3700

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 16, 2005, First Security Bancorp, Inc. (the “Company”) filed a Form 8-K to report under Item 1.01 that the Boards of Directors of the Company and its subsidiary, First Security Bank of Lexington, Kentucky, Inc. (the “Bank”), approved a management retention program providing for salary continuation agreements for three executive officers of the Bank, Don Shannon, Executive Vice President and Senior Lending Officer, David Chrisman, Senior Vice President and Chief Credit Officer, and Dave Donaldson, Senior Vice President, Head of Marketing and Retail Banking. On October 18, 2005, the Compensation Committee of the Board of Directors of the Company recommended and the Boards of Directors of the Bank and the Company approved certain changes to the salary continuation agreements to be entered into under the program and the agreements, with such changes, were executed on October 19, 2005. Copies of the executed agreements are attached to this Form 8-K as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by this reference. The following brief description of the terms of the agreements is qualified in its entirety by reference to the executed agreements attached as Exhibits to this Form 8-K.

Each salary continuation agreement provides that if, within one year of a change of control of the Bank or the Company, the executive’s employment with the Bank is terminated without Good Cause (as defined in the agreement) or by the executive voluntarily for Good Reason (as defined in the agreement), then the executive is entitled to a severance payment equal to 12 months of the executive’s then annualized salary. This severance payment is to be made in a lump sum payment within 30 days of the termination of the executive’s employment with the Bank. However, if the agreement is found to be nonqualified deferred compensation and if the executive is considered a “key employee” under Internal Revenue Code § 416(i) and the termination of his employment is not involuntary, then the Bank, upon the occurrence of a change of control of the Bank or the Company, will be required to establish a trust and maintain sufficient money in the trust to make the severance payment to the employee and any other key employees, and such severance payment, if triggered, cannot be made until six months after the termination of the executive’s employment. In addition, the executive will be entitled to any and all benefits accrued under any benefit plan maintained by the Bank and will be fully vested in every retirement plan. Further, the executive and his dependents will continue to participate in the health, dental and life insurance plans or arrangements in which they participated prior to the executive’s termination for 12 months or until the executive and his dependents are covered under the plans of a successor employer, whichever occurs first. Each executive will also be paid for any vacation accrued in the year preceding the year of his termination and unused at the time of the termination of his employment.

As part of the consideration for the Bank entering into the agreements, each agreement provides for a general release of claims that the executive might have against the Bank or the Company prior to entering into the agreement though this release does not become effective until the payments contemplated under the agreement have been made. Each salary continuation agreement terminates on the later of the second anniversary of the effective date of the agreement or the first anniversary of a change of control.

Under each salary continuation agreement, a change of control of the Bank or the Company would generally be deemed to occur if (i) a person or group of persons acquires greater than 50% of the fair market value or voting power of the Bank or the Company, (ii) a person or group of persons acquires greater than 35% or more of the voting power of the Bank or the Company during a twelve month period, (iii) a majority of the directors of the Bank or the Company are replaced in a change not endorsed by a majority of the directors in place prior to such replacement, or (iv) a person or group of persons acquires assets of the Bank or the Company during a twelve month period having a Gross Fair Market Value (determined as provided in the agreement) equal to 40% of the Gross Fair Market Value of the assets of the Bank or the Company prior to that transaction. If the foregoing definition of a change of control is more liberal than the definition set forth in any regulations proposed or finalized under Internal Revenue Code § 409A, then the definition set forth in any such regulations proposed or finalized after the date of the agreement shall control what constitutes a change of control under the salary continuation agreement.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Salary Continuation Agreement, dated October 19, 2005, between Donald R. Shannon and First Security Bank of Lexington, Inc.
10.2	Salary Continuation Agreement, dated October 19, 2005, between David W. Chrisman and First Security Bank of Lexington, Inc.
10.3	Salary Continuation Agreement, dated October 19, 2005, between David A. Donaldson and First Security Bank of Lexington, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SECURITY BANCORP, INC.
(Registrant)
By:	/s/ R. Douglas Hutcherson
R. Douglas Hutcherson, President and Chief Executive Officer

Date: October 21, 2005

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